Exhibit 10.1



November 6, 2006


Mr. Dennis J. Nasto
3921 Via Cangrejo
San Diego, CA 92130


Dennis,

This will formalize our conversations and serve as an offer for you to become the Chief Executive Officer for SecureCARE Technologies, Inc. effective November 6, 2006. The proposal to move ahead on a plan for you consists of the following:

Position

Chief Executive Officer, reporting to the Chairman of the Board of Directors

Board of Directors Participation

Effective immediately, you will also serve on the Board of Directors

Direct Reports

Vice-President, Product and Technology Development, Eugene Fry and Chief Financial Officer, Neil Burley

Responsibilities

Responsible for all aspects of the Company's sales, marketing and distribution and its product and technology development, including implementation and integration; you are responsible for the overall operations of SecureCARE Technologies, Inc.

Base Pay
$180,000 annually, payable semi-monthly
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Bonus

A performance-based bonus plan, consisting of cash and stock will be payable quarterly beginning in the first quarter of 2007. You will work with Neil Burley, CFO and the Board of Directors to create this performance-based bonus plan to have it structured and approved by December 31, 2006.

Equity Position
We are developing the management equity structure as of the date of this offer letter. The management team will share in a significant equity position. No later than December 31, 2006, the Board of Directors will approve an Executive Incentive Plan, from which your stock option grant will be issued.

Business and Travel Expenses
All pre-approved business and travel related expenses directly associated with the execution of your responsibilities will be reimbursed by the company. Neil Burley, CFO will be responsible for such approvals, required documentation and issuing reimbursements.

Other Points
Our vacation policy is to take it if and as you can. Neil Burley is available to discuss other company-paid benefits at your convenience.

Regards,


/s/ NEIL BURLEY
-----------------------------
Neil Burley
Chief Financial Officer
SecureCARE Technologies, Inc.

Cc: Richard Corlin, Chairman and Chief Medical Officer

Accepted:
/s/ DENNIS NASTO          11/6/06
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Dennis Nasto               Date